                                                                    EXHIBIT 20.1

                                                                     [MDSI LOGO]

                         MDSI MOBILE DATA SOLUTIONS INC.

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of Shareholders of MDSI Mobile Data Solutions Inc. (the "Corporation") will be held at the Sheraton Wall Centre Hotel, Port Alberni Room, 4th Floor, 1088 Burrard Street, Vancouver, British Columbia, on Monday, June 14, 2004, at 9:00 a.m. (local time), for the following purposes:

1.    to receive the Report of the Directors;

2. to receive the audited Financial Statements of the Corporation for the fiscal year ended December 31, 2003, together with the report of the auditors thereon;

3.    to ratify the appointment of auditors for the ensuing year;

4.    to elect Directors for the ensuing year;

5. to consider and, if deemed advisable, to pass an ordinary resolution (the "Rights Plan Ratification Resolution") to ratify the Corporation's shareholder protection rights plan (the "Rights Plan"); and

6. to transact such further or other business as may properly come before the Meeting or any adjournment thereof.

Accompanying this Notice and Management Proxy Circular is a form of proxy and the 2003 Annual Report containing the Directors' Report to the Shareholders and the Financial Statements of the Corporation for the fiscal year ended December 31, 2003, including the auditors' report thereon.

The Board of Directors of the Corporation has fixed the close of business on May 12, 2004 as the record date for determining the shareholders who are entitled to receive notice of, and to vote at, the Meeting. Shareholders of record, or non-registered shareholders who have received a form of proxy, may either attend the Meeting and vote in person or exercise their voting rights by completing, signing and returning the form of proxy enclosed with their Meeting materials in the enclosed envelope within the time stated on the proxy.

DATED at Richmond, British Columbia, this 17th day of May, 2004.

                                BY ORDER OF THE BOARD

                                /s/ Erik Dysthe
                                --------------------------------
                                Erik Dysthe
                                Chairman, President and Chief Executive Officer

IF YOU ARE A NON-REGISTERED SHAREHOLDER OF THE CORPORATION AND RECEIVE THESE MATERIALS THROUGH YOUR BROKER OR THROUGH ANOTHER INTERMEDIARY, PLEASE COMPLETE AND RETURN THE MATERIALS IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED TO YOU BY YOUR BROKER OR BY THE OTHER INTERMEDIARY. FAILURE TO DO SO MAY RESULT IN YOUR SHARES NOT BEING ELIGIBLE TO BE VOTED BY PROXY AT THE MEETING.

                                TABLE OF CONTENTS

SOLICITATION OF PROXIES ...................................................      1
RECORD DATE AND RIGHT TO VOTE .............................................      1
APPOINTMENT AND REVOCATION OF PROXIES .....................................      1
ADVICE TO NON-REGISTERED SHAREHOLDERS .....................................      2
VOTING OF SHARES REPRESENTED BY PROXY AND DISCRETIONARY POWERS ............      2
VOTING SECURITIES AND PRINCIPAL HOLDERS ...................................      3
ELECTION OF DIRECTORS .....................................................      3
APPOINTMENT OF AUDITORS ...................................................      4
EXECUTIVE COMPENSATION ....................................................      5
        Report of the Compensation Committee ..............................      5
        Objectives ........................................................      5
        Executive Salaries ................................................      5
        Annual Incentives .................................................      5
        Long-Term Incentives ..............................................      5
        Chief Executive Officers and Executive Officers ...................      6
        Employment Agreements .............................................      6
        Termination Arrangements ..........................................      6
        Pension Arrangements ..............................................      6
        Summary Compensation Table ........................................      7
        Stock Options .....................................................      8
COMPENSATION OF DIRECTORS .................................................      9
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ...............     10
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS .........     10
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS .............................     10
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE ..............................     11
PERFORMANCE GRAPH .........................................................     11
CORPORATE GOVERNANCE ......................................................     12
        Mandate of the Board ..............................................     12
        Committees of the Board of Directors ..............................     12
        Audit Committee ...................................................     12
        Corporate Governance and Nominating Committee .....................     12
        Compensation Committee ............................................     13
        Special Committee .................................................     13
        Disclosure of Corporate Governance Policies .......................     13
SPECIAL BUSINESS ..........................................................     14
        Ratification of Shareholder Rights Plan ...........................     14
        Recommendation of the Board of Directors ..........................     14
        Purpose and Context of the Rights Plan ............................     14
        Background of the Rights Plan .....................................     15
        Summary Description of the Rights Plan ............................     16
PARTICULARS OF OTHER MATTERS TO BE ACTED UPON .............................     19
GENERAL ...................................................................     19
ADDITIONAL INFORMATION ....................................................     19
SHAREHOLDER PROPOSALS .....................................................     20
DIRECTORS' APPROVAL .......................................................     21
APPENDIX "A"

                         MDSI MOBILE DATA SOLUTIONS INC.

                            MANAGEMENT PROXY CIRCULAR

The information contained in this Management Proxy Circular (the "Circular") is as at May 14, 2004 unless otherwise indicated.

SOLICITATION OF PROXIES

THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF MDSI MOBILE DATA SOLUTIONS INC. ("MDSI" OR THE "CORPORATION") FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD ON JUNE 14, 2004 (THE "MEETING"), AND ANY ADJOURNMENT THEREOF, AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the Directors and regular employees of the Corporation. All costs of solicitation will be borne by the Corporation.

RECORD DATE AND RIGHT TO VOTE

The Board of Directors of the Corporation has set May 12, 2004 as the record date for determining which shareholders will be entitled to receive notice of and to vote at the Meeting (the "Record Date"), or at any adjournment. If a shareholder transfers any common shares after the Record Date and the new holder of such common shares establishes proper ownership, the new holder may have his, her or its name included on the list of shareholders entitled to vote at the Meeting by filing a written request to that effect with the Secretary of the Corporation not later than ten (10) days before the Meeting or any adjournments thereof.

APPOINTMENT AND REVOCATION OF PROXIES

An instrument appointing a proxy must be in writing and must be executed by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation, by a duly authorized officer or attorney.

The individuals named as proxy holders in the accompanying form of proxy are the Chairman and the Chief Financial Officer of the Corporation, and were designated by the Directors of the Corporation. A SHAREHOLDER SUBMITTING A PROXY HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT THE SHAREHOLDER AT THE MEETING OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED BY THE CORPORATION. TO EXERCISE THIS RIGHT, THE SHAREHOLDER MUST EITHER INSERT THE NAME OF HIS OR HER DESIRED REPRESENTATIVE IN THE BLANK SPACE PROVIDED IN THE PROXY, OR SUBMIT ANOTHER PROXY. A proxy will not be valid unless it is deposited at the offices of the Corporation's Transfer Agent and Registrar, Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Stock Transfer Services), or sent by fax to 1.866.249.7775 (within North America) or
1.416.263.9524 (outside North America), not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting, or any adjournment(s) thereof, or unless it is delivered to the Chairman of the Meeting at the Meeting or any adjournment(s) thereof, who may, in his discretion, accept or reject such proxies.

A person giving a proxy has the power to revoke it. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or by his or her attorney authorized in writing, and delivered to the offices of Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 (Attention: Stock Transfer Services), or sent by fax to 1.866.249.7775 (within North America) or
1.416.263.9524 (outside North America), at any time up to and including the last business day preceding the day of the Meeting, or any adjournment(s) thereof at which such proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting, or any adjournment(s) thereof, and upon either of such deliveries, the proxy shall be revoked. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

ADVICE TO NON-REGISTERED SHAREHOLDERS

Many of the beneficial owners of common shares of the Corporation are non-registered shareholders whose common shares are held by an intermediary, such as a broker or a trustee of a Registered Retirement Savings Plan, which is the registered shareholder of their common shares.

Non-registered shareholders who have received a form of proxy may cast a vote in person or by proxy, as would be the case if they were registered shareholders. Non-registered shareholders who have not received a form of proxy and who wish to cast a vote must obtain a form of proxy from their trustee or other intermediary, or provide voting instructions to such trustee or other intermediary.

Non-registered shareholders should contact their financial advisor or other intermediary for further information or assistance.

VOTING OF SHARES REPRESENTED BY PROXY AND DISCRETIONARY POWERS

Shares represented by proxies may be voted by the proxyholder on a show of hands, except where the proxyholder has conflicting instructions from more than one shareholder, in which case such proxyholder will not be entitled to vote on a show of hands. In addition, shares represented by proxies will be voted on any poll. In either case, where a choice with respect to any matter to be acted upon has been specified in the proxy, the management representatives designated in the accompanying form of proxy will vote the shares in respect of which they are appointed proxyholder on any ballot that may be called for in accordance with the instructions of a shareholder as specified on a properly executed form of proxy. WHERE NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER IN THE PROXY WITH RESPECT TO ANY MATTER TO BE ACTED UPON, SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH SUCH MATTER.

The enclosed form of proxy when properly completed and delivered by a shareholder and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgement on such matters or business. At the time of the printing of this Circular, the management of the Corporation knows of no such amendment, variation or other matter which may be presented at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of May 14, 2004, the Corporation has issued and outstanding 8,295,233 fully paid and non-assessable common shares, each share carrying the right to one vote. THE CORPORATION HAS NO OTHER CLASSES OF VOTING SECURITIES.

To the knowledge of the directors and senior officers of the Corporation, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Corporation are(1):

                                                     APPROXIMATE
                    NAME                           NUMBER OF SHARES   PERCENTAGE
                    ----                           ----------------   ----------
Howson Tattersall Investment Counsel Limited(2)       1,211,995        14.6%
Seamark Asset Management Ltd.(3)                      1,110,500        13.4%

NOTES:

(1) The table excludes shares registered in the names of clearing agencies.
(2) Represents shares owned by shareholder as at December 31, 2003.
(3) Represents shares owned by shareholder as at December 31, 2003

ELECTION OF DIRECTORS

The Board of Directors presently consists of five Directors, each of whose term of office expires at the Meeting. The Board has determined to maintain the number of Directors at five for the ensuing year. See "Corporate Governance - Independence of the Board". Accordingly, five Directors will be elected at the Meeting.

The five persons named below will be presented for election at the Meeting as management's nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees. Management does not contemplate that any of these nominees will be unable to serve as a Director. Each Director elected will hold office until the next annual meeting of shareholders of the Corporation or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the By-laws of the Corporation or the provisions of the Canada Business Corporations Act ("CBCA").

The following table sets out the names of the nominees for election as Directors, the country in which each is ordinarily resident, all offices of the Corporation now held by each of them, their principal occupations, the period of time for which each has been a Director of the Corporation, and the number of common shares of the Corporation or any of its subsidiaries beneficially owned by each, directly or indirectly, or over which control or direction is exercised, as at the date hereof.

                                                                                       DATE OF
                                                                                   APPOINTMENT AS A
     NAME, POSITION AND                                                            DIRECTOR OF THE     SHARES
  COUNTRY OF RESIDENCE (1)           PRINCIPAL OCCUPATION OR EMPLOYMENT (1)           CORPORATION     OWNED (1)
-----------------------------   ------------------------------------------------   ----------------   ---------
Erik Dysthe                     Chief Executive Officer of the Corporation from     September 1995     374,894
Director, President and Chief   March 2001 to present and from 1995 to 1998;
Executive Officer of the        President of the Corporation from March 2002 to
Corporation and Chairman of     present, Chairman of the Corporation from 1995
the Board                       to present.
Resident of Canada

Robert C. Harris, Jr.           Senior Managing Director, Bear, Stearns & Co.        December 1995      69,190
Director                        Inc. from 1997 to present; Managing Director,
Resident of the United States   Unterberg Harris from 1989 to 1997.

Marc Rochefort                  Senior Partner, Desjardins Ducharme Stein              May 1996          1,430
Director                        Monast, General Partnership, Barristers &
Resident of Canada              Solicitors from 1993 to present.

Peter Ciceri                    Management Consultant from 2002 to present;            June 2001           Nil
Director                        Executive-in-residence, University of British
Resident of Canada              Columbia, Faculty of Commerce from 2001 to
                                present; President of Rogers Telecom, Inc. from
                                2000 to 2001; President and Managing Director
                                of Compaq Canada Ltd. and Vice-President
                                Compaq Canada Corporation (US) from 1996 to
                                2000.

David R. Van Valkenburg         Management Consultant from 2000 to present;            June 2001        15,000
Director                        Executive Vice President, MediaOne Group, Inc.
Resident of the United States   from 1999 to 2000; Chief Executive Officer and
                                Chief Operating Officer, Telewest PLC from
                                1997 to 1999.

NOTES:

(1) The information as to country of residence, principal occupation, and shares owned is not within the knowledge of the management of the Corporation and has been furnished by the respective nominees. The principal occupation or employment of the Directors covers the past five years. Share information does not include common shares issuable upon exercise of options.

Pursuant to Section 171 of the CBCA, the Corporation is required to have an Audit Committee. As at the date hereof, the members of the Audit Committee are Peter Ciceri, and David R. Van Valkenburg. See "Corporate Governance - Audit Committee".

APPOINTMENT OF AUDITORS

The management of the Corporation will recommend at the Meeting that shareholders ratify the reappointment of Deloitte & Touche LLP as auditors of the Corporation and authorize the Directors to fix their remuneration. Deloitte & Touche LLP were first appointed auditors of the Corporation on September 11, 1995.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Corporation's compensation program for all executive officers is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee directors. During fiscal 2003, the compensation of Erik Dysthe, the Chairman, President and CEO of the Corporation, Peter Rankin, Executive Vice President, Operations of the Corporation, Verne Pecho, Vice President Finance and Administration and Chief Financial Officer of the Corporation and Glenn Kumoi, Vice President Legal and Chief Legal Officer of the Corporation, determined by the Compensation Committee, had variable components based on certain performance criteria. With respect to Fiscal 2003 compensation for all other executive officers, the Board of Directors reviewed a compensation proposal prepared by the Chairman, President and CEO.

OBJECTIVES

The primary objectives of the Corporation's executive compensation program are to enable the Corporation to attract, motivate and retain outstanding individuals and to align their success with that of the Corporation's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The Corporation's executive compensation program consists of a base salary, performance bonuses and stock options and the level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. The Corporation furnishes other benefits to certain of its officers and other employees.

EXECUTIVE SALARIES

Salary ranges for Mr. Dysthe and the other senior executives are based on salaries paid by major Canadian technology companies for positions similar in magnitude, scope and complexity. Companies used for competitive benchmarking are selected based on business similarity and size. The Compensation Committee reviews the salary of these senior executives annually and makes adjustments within the salary range in order to maintain a competitive position within this marketplace. Mr. Dysthe's compensation is subject to the same annual review, peer position comparisons, and evaluation criteria that are applied to the compensation of the Corporation's other senior executives. Special emphasis is placed by the Compensation Committee on the performance of Mr. Dysthe with respect to the creation of shareholder value. Erik Dysthe, Peter Rankin, Verne Pecho and Glenn Kumoi each had variable components to their compensation in the past financial year based on certain performance criteria.

ANNUAL INCENTIVES

The Compensation Committee's policy is to tie the annual incentive compensation of senior executives to corporate results and individual performance. The annual incentive amount payable to senior executives is based on specific objective performance measures, being the key performance criteria that indicates whether and to what degree, annual objectives have been achieved by the Corporation as a whole. These targets are reviewed annually. The maximum bonus payable to a senior executive pursuant to the Corporation's annual incentive plan is up to 80% of base salary.

LONG-TERM INCENTIVES

The Corporation also grants stock options to senior executives as a long-term incentive intended to retain and motivate the senior executives into taking actions that enhance shareholder value. The Corporation's stock option plan serves to bind the interests of the senior executives, and thereby reward teamwork and co-operation. Under the plan, options for the purchase of common shares of the Corporation may be granted by the Board, on the recommendation of the Compensation Committee, to key executive personnel at prices equal to the market price of the common shares on the date that the options are granted. Market price is defined as the closing price reported for the business day immediately preceding the grant date on The Toronto Stock Exchange ("TSX"), or in the case of US-based executives, on The NASDAQ National Market ("NASDAQ"). The number of options issued to each senior executive is based on guidelines established by the Compensation Committee as well as industry benchmarks. The options are exercisable during a period not exceeding five years from the date of grant and usually vest over a three or four year period.

CHIEF EXECUTIVE OFFICERS AND EXECUTIVE OFFICERS

There are currently 13 executive officers of the Corporation, including the Chief Executive Officer. For purposes of this section, "executive officer" of the Corporation means an individual who at any time during the year was (i) the Chairman or a Vice-Chairman of the Board of Directors, where such person performed the functions of such office on a full-time basis; (ii) the President;
(iii) any Vice President in charge of a principal business unit such as sales, finance or production; (iv) any officer or key employee of the Corporation or of a subsidiary of the Corporation; and (iv) any other person who performed a policy-making function in respect of the Corporation.

EMPLOYMENT AGREEMENTS

The Corporation has entered into employment agreements with each of its Named Executive Officers (as hereinafter defined), except David Haak. These agreements provide for base salaries and incentive plan bonuses as approved by the Board of Directors of the Corporation, medical and dental benefits and reimbursement for certain expenses approved by the Corporation.

TERMINATION ARRANGEMENTS

The Corporation may terminate any of its officers for cause without any payment of any kind of compensation, except for such compensation earned to the date of such termination. The Corporation may terminate any of its officers without cause by giving notice and upon payment of all salary and bonuses owing up to the date of termination and, for those officers with an employment agreement, a lump sum termination payment equal to amounts up to two times base annual salary and current bonus. Any officer may terminate his or her employment with the Corporation at any time by giving four, or in certain cases eight to twelve, weeks written notice, to the Board of Directors of the Corporation. The employment agreements of certain officers, including Mr. Dysthe, provide that in the event of a takeover or change of control of the Corporation, such officers may elect to terminate their employment and receive, in addition to compensation earned to the date of their termination, a lump sum payment equal to one and one-half times their annual base salary. The Corporation's employment agreements with certain of its officers also provide for the acceleration of options in the event of termination without cause, and in certain cases, in the event of a takeover or change of control of the Corporation.

PENSION ARRANGEMENTS

The Corporation and its subsidiaries do not have any pension arrangements in place for the Named Executive Officers or any other officers.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid during the fiscal years ended December 31 2003, 2002 and 2001 in respect of (i)each individual who, at any time during fiscal 2003, served as the Corporation's Chief Executive Officer, (ii) the four most highly compensated executive officers, other than the Chief Executive Officer, whose total salary and bonus exceeded $100,000 for fiscal 2003 who were serving as executive officers as at December 31, 2003, and
(iii) one individual who would have been among the foregoing but for the fact that that individual was not employed by the Corporation at December 31, 2003 (collectively, the "Named Executive Officers"):

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                     ANNUAL COMPENSATION            AWARDS
                                              ---------------------------------   -----------  OTHER
                                                                  OTHER ANNUAL    SECURITIES  COMPEN-
     NAME AND PRINCIPAL       YEARS ENDING    SALARY     BONUS    COMPENSATION      UNDER      SATION
          POSITION            DECEMBER 31     (US$)      (US$)        (US$)       OPTIONS(#)   (US$)
----------------------------  ------------   --------   -------   ------------   ------------  -------
Erik Dysthe                       2003        200,561         -       N/A           52,500       -
Chairman,                         2002        177,632    19,032       N/A          100,000       -
Chief Executive Officer and       2001        123,011         -       N/A           10,000       -
President

Peter H. Rankin(1)                2003        157,584         -       N/A                -       -
Vice President, Strategy and      2002        139,568         -       N/A                -       -
Performance Improvement           2001         92,668         -       N/A           70,000       -

David Haak                        2003        151,250    39,908       N/A           15,000       -
Vice President Sales,             2002        151,250    72,651       N/A                -       -
Americas                          2001        134,000    81,241       N/A            5,000       -

Robert Owen(2)                    2003        151,837    19,891       N/A                -       -
General Manager, EMEA             2002         33,160         -      8,000               -       -
                                  2001              -         -       N/A                -       -

Walter Beisheim(3)                2003        157,584   195,743       N/A                -       -
Vice President, Worldwide         2002         58,154    43,487       N/A           15,000       -
Sales                             2001              -         -       N/A                -       -

Paul Kvist                        2003        149,992         -       N/A            1,670       -
Operations Manager                2002        126,304    33,408       N/A                -       -
EMEA                              2001         92,623    21,634       N/A            1,500       -

(1) Had Mr. Rankin been employed for the full year ended December 31, 2001 his salary would have been $142,146.

(2) Mr. Owen is the additional officer. Mr. Owen's employment was terminated effective October 31, 2003.

(3)   Mr. Beisheim resigned effective January 7, 2004.

STOCK OPTIONS

The following table sets forth stock options granted by the Corporation during the fiscal year ended December 31, 2003 to any of the Named Executive Officers:

          OPTION GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2003

                                                                                         POTENTIAL REALIZED VALUE AT
                                                                                           ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION
                          SECURITIES  % OF TOTAL                                               FOR OPTION TERM
                            UNDER       OPTIONS                                          ---------------------------
                            OPTIONS    GRANTED TO     EXERCISE OR                                           10%
                            GRANTED   EMPLOYEES IN    BASE PRICE                         5% GROWTH        GROWTH
         NAME                 (#)     FISCAL YEAR    ($/SECURITY)     EXPIRATION DATE      (US$)          (US$)
------------------------  ----------  ------------   ------------   ------------------   ---------    --------------
Erik Dysthe                 45,000        15.1%       $   4.89      September 17, 2008   $  60,796      $  134,343
Chairman, Chief                                      ($ 6.70CAD)
Executive Officer and        7,500         2.5%       $    3.35      February 25, 2008   $   7,978      $   17,628
President                                            ($ 5.00 CAD)

Peter H. Rankin
Vice President,              Nil           Nil           Nil               Nil              Nil             Nil
Strategy and Performance

David Haak
Vice President Sales,       15,000         5.0%       $   5.26      November 3, 2008     $  21,799      $   48,169
Americas

Robert Owen
General Manager,             Nil           Nil           Nil               Nil              Nil             Nil
EMEA

Walter Beisheim
Vice President,              Nil           Nil           Nil               Nil              Nil             Nil
Worldwide Sales

Paul Kvist
Operations Manager,          Nil           Nil           Nil               Nil              Nil             Nil
EMEA

The following table sets forth details of each exercise of stock options during the fiscal year ended December 31, 2003 by any of the Named Executive Officers, and the fiscal year-end value of unexercised options on an aggregate basis:

   AGGREGATED OPTIONS EXERCISED DURING THE FISCAL YEAR ENDED DECEMBER 31, 2003
                        AND FISCAL YEAR-END OPTION VALUES

                                SECURITIES                     UNEXERCISED OPTIONS      VALUE OF UNEXERCISED IN THE
                                 ACQUIRED      AGGREGATE          AT FY-END (#)           MONEY-OPTIONS AT FY-END
                                    ON           VALUE            EXERCISABLE/             (US$) EXERCISABLE/
           NAME                EXERCISE (#)   REALIZED ($)       UNEXERCISABLE(2)         UNEXERCISABLE (US$)(1)
----------------------------   ------------   ------------   -----------------------   ----------------------------
Erik Dysthe                                                   109,040 (exercisable)      $ 15,721 (exercisable)
Chairman, Chief Executive           Nil            Nil        55,960 (unexercisable)     $ 20,048 (unexercisable)
Officer and President

Peter H. Rankin                                               64,167 (exercisable)       $ nil (exercisable)
Vice President, Strategy and        Nil            Nil         5,833 (unexercisable)     $ nil (unexercisable)
Performance Improvement

David Haak                                                    12,915 (exercisable)       $  6,457 (exercisable)
Vice President Sales,               Nil            Nil         9,585 (unexercisable)     $  1,293 (unexercisable)
Americas

Rob Owen                                                      nil (exercisable)          $ nil (exercisable)
General Manager,                    Nil            Nil        nil (unexercisable)        $ nil (unexercisable)
EMEA

Walter Beisheim                                                6,249 (exercisable)       $  5,437 (exercisable)
Vice President,                     Nil            Nil         8,751 (unexercisable)     $  7,613 (unexercisable)
Worldwide Sales

Paul Kvist                                                     3,353 (exercisable)       $  2,098 (exercisable)
Operations Manager,                 Nil            Nil           817 (unexercisable)     $    687 (unexercisable)
EMEA

NOTES:

(1)   Based on NASDAQ closing price of US $4.55 on December 31, 2003.

(2) Includes options to purchase common shares within 60 days after December 31, 2003.

-     This Report of the Compensation Committee is submitted by the Compensation
      Committee:

         Robert C. Harris, Jr., Chairman
         Marc Rochefort
         David R. Van Valkenburg

COMPENSATION OF DIRECTORS

During the latest fiscal year, the Corporation paid its non-employee Directors a meeting stipend of US $2,500 for each board meeting they attended in person, US $1,250 for each Board meeting they attended by telephone, and US $1,000 for certain committee meetings. In the case of the Special Committee, members received US $2,500 per day. During the fiscal year ended December 31, 2003, the non-employee directors of the Corporation received aggregate cash compensation of US $241,642 for their services. The non-employee Directors were also reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as Directors.

Non-employee Directors were also eligible to receive stock options issued pursuant to the Corporation's stock option plan in consideration for their services as Directors and in accordance with the rules and policies of the TSX. On June 5, 2003, the Corporation's four non-employee directors were granted options to acquire 3,000 common shares each, at an exercise price of US $4.41/CDN $5.75 per share, vesting over thirty-six months, and subject to the grantee being a Director on the date of vesting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2003, the Compensation Committee consisted of Robert C. Harris, Jr., Marc Rochefort and David Van Valkenburg. None of the members of the Compensation Committee was an officer or employee of MDSI during the fiscal year ended December 31, 2003, was formerly an officer of MDSI, or had any relationship during the fiscal year ended December 31, 2003 that required disclosure under Item 14 below.

During the fiscal year ended December 31, 2003, no executive officer of MDSI served as a Director or member of a committee of the board of any entity that had one or more executive officers serving as a member of MDSI's Board or Compensation Committee.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

No director, executive officer, senior officer, proposed nominee for election as a director or associate or affiliate of any such director, senior officer or proposed nominee, is currently, or was at any time during the financial year ended December 31, 2003, indebted to the Corporation or its subsidiaries.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Management Proxy Circular, no insider, proposed nominee for election as a Director, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction or proposed transaction since the commencement of the Corporation's 2003 fiscal year which has materially affected or would materially affect the Corporation or any of its subsidiaries.

Robert C. Harris, Jr., a director of the Corporation, is also Senior Managing Director of Bear Stearns & Co. ("Bear"), the financial advisors to the Corporation in respect of the Transaction (as described below under the heading "Special Business - Purpose and Context of the Rights Plan"). Bear will receive a fee for its service rendered as financial advisor to the Corporation. A substantial portion of this fee is contingent upon the successful completion of the Transaction. The Corporation has also agreed to indemnify Bear and certain related persons against certain liabilities in connection with their engagements, including certain liabilities under securities legislation. Mr. Harris abstained from voting with respect to the resolution of the Board of Directors approving, and recommending to shareholders, the Transaction.

In connection with the Transaction, the Corporation will provide a retention package to certain officers and employees. In addition, the Corporation has employment agreements containing "change of control" provisions with certain officers, entitling these officers to receive certain payments, to be paid by @Road. if the officer is terminated within a period of time after a change of control of the Corporation. Consummation of the Transaction will constitute a change of control under such agreements. Also, the vesting of options to acquire common shares held by officers and employees will conditionally accelerate in connection with the Transaction. Further, in connection with the Transaction, the Corporation will extend the term of Directors' and Officers' Liability Insurance policies.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

As at May 12, 2004, the Corporation had in force Directors' and Officers' Liability Insurance policies in the amount of US $10,000,000 for the benefit of the Directors and officers of the Corporation and its subsidiaries. The total amount of the premiums paid by the Corporation for the policies in effect for the fiscal year ended December 31, 2003 was US $523,000. No portion of these premiums were paid by the Directors and officers of the Corporation. The policies provide for no deductible for any loss in connection with claims against a Director or officer and deductibles of US $250,000 for claims relating to violations of United States securities laws and US $50,000 for other claims resulting in a loss for the Corporation.

PERFORMANCE GRAPH

The Corporation's common shares commenced trading on the TSX on December 20, 1995. Trading on NASDAQ commenced on November 26, 1996.

The following graph shows the cumulative total shareholder return on a $100 investment in MDSI shares for the five most recently completed fiscal years compared with the cumulative total return of the S&P/TSX Composite Index (formerly, the TSE 300 Index) over the same period. The graph assumes reinvestment of all dividends.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               BETWEEN THE CORPORATION AND S&P/TSX COMPOSITE INDEX

                               [PERFORMANCE GRAPH]

Year Ended December 31     1998    1999    2000     2001     2002     2003
----------------------    ------  ------  ------   ------   ------   ------
S&P/TSX Composite Index   100.00  129.72  137.74   118.54   101.98   126.75
MDSI                      100.00  134.55   41.82    20.47    18.47    21.64

CORPORATE GOVERNANCE

MANDATE OF THE BOARD

The mandate of the Board of Directors is to supervise the management of the business and affairs of the Corporation. In fulfilling its mandate, the Board is responsible for, among other things:

(a)   adoption of a strategic planning process;

(b) identification of the principal risks of the Corporation's business and ensuring the implementation of the appropriate systems to manage these risks;

(c) succession planning for the Corporation, including appointing, training and monitoring senior management;

(d)   maintenance of a communications policy for the Corporation; and

(e) assurance of the integrity of the Corporation's internal control and management information systems.

The Board of Directors is kept informed of the Corporation's operations at meetings of the Board and its committees, and through reports and analysis by, and discussions with, management. The Board of Directors meets on a regularly scheduled basis. The frequency of meetings of the Board depends upon the state of the Corporation's affairs and the opportunities or risks which the Corporation faces. In addition to the four regularly scheduled meetings of the Board held in 2003, the Board met on three occasions, in person or by telephone conference, to deal with new issues. In addition, communications between the Directors and management occur apart from regularly scheduled Board and committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Special Committee. Each of these committees has been delegated certain responsibilities and has been instructed to perform certain advisory functions and make certain decisions or recommendations and report to the Board of Directors.

AUDIT COMMITTEE

The Audit Committee recommends independent auditors to the Corporation to audit the Corporation's financial statements, discusses the scope and results of the audit with the independent auditor, reviews the Corporation's interim and year-end operating results with the Corporation's executive officers and the Corporation's independent auditors, considers the adequacy of the Corporation's internal accounting controls, considers the audit procedures of the Corporation and reviews and approves the non-audit services to be performed by the independent auditors. During the fiscal year ended December 31, 2003, non-audit services were approved by the Audit Committee to be performed by the Corporation's independent auditors. The members of the Audit Committee are David Van Valkenburg and Peter Ciceri, both of whom are unrelated Directors. The Board of Directors has determined that David Van Valkenburg is an audit committee financial expert within the meaning of the SEC's rules. Mr. Van Valkenburg is independent, as independence is defined in the NASD's listing standards.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee is responsible for monitoring and assessing the corporate governance systems in place in the Corporation. The Committee also monitors the Corporation's corporate disclosure policy and business conduct policy for its Directors and officers as well as the effectiveness of the Board, its size and composition, its committees and the individual performance of its

Directors. The Committee is also responsible for identifying and recommending potential appointees to the Board. The Committee further ensures that an annual, strategic planning process and review is carried out, and periodically reviews the Directors and officers third party liability insurance to ensure adequacy of coverage. The Committee also approves an appropriate orientation and education program for new recruits to the Board of Directors. The Corporate Governance and Nominating Committee is currently composed of four directors: Marc Rochefort, Robert C. Harris, Jr., Peter Ciceri and David R. Van Valkenburg, all of whom are unrelated Directors.

COMPENSATION COMMITTEE

The mandate of the Compensation Committee is to ensure the ongoing and long-term development and deployment of high calibre senior management resources. The Committee also ensures that compensation policy and practice is supportive of the Corporation's business strategies and that the relationship between senior management performance and compensation is appropriate. The Committee is also charged with administering the Stock Option Plan and the Stock Purchase Plan of the Corporation. The Committee reviews human resource matters with emphasis on overall strategy and programs relating to recruitment, development and continuity of personnel as well as the succession of senior management. The Compensation Committee is composed of three Directors: Robert C. Harris, Jr., Marc Rochefort and David R. Van Valkenburg, all of whom are unrelated Directors.

SPECIAL COMMITTEE

A Special Committee of the Board of Directors was formed in 2002. Its mandate is to review strategic business development alternatives that would potentially enhance shareholder value. The members of the Special Committee are Peter Ciceri, Marc Rochefort and David Van Valkenburg, all of whom are unrelated.

DISCLOSURE OF CORPORATE GOVERNANCE POLICIES

The TSX requires that each listed corporation disclose its policies with respect to corporate governance. The disclosure must be made with reference to the guidelines (the "TSX Guidelines") contained in the final report of the TSX Committee on Corporate Governance. The TSX Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members.

The Corporation's Board of Directors and senior management consider good corporate governance to be central to its effective and efficient operation.

INDEPENDENCE OF THE BOARD. The TSX Guidelines focus on the constitution and independence of corporate boards. Under the TSX Guidelines, an "unrelated" director is a director who is independent of the Corporation's management and is free from any interest in any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the Corporation's best interests, other than interests and relationships arising from shareholdings. The TSX Guidelines also distinguish between "inside directors" (a director who is an officer or employee of MDSI or any of its affiliates) and "outside directors".

The Directors have examined the relevant definitions in the TSX Guidelines and have individually considered their respective interests and relationships in and with the Corporation. As a consequence, the Board has determined that of its five proposed directors, four are unrelated directors and one is a related director. Mr. Dysthe is an "inside director" (i.e. directors who are officers and/or employees of the Corporation or any of its affiliates) and is, by definition, a "related director". The Board considers its current size of five Directors to be appropriate at the current time.

LEAD DIRECTOR. Since the Chairman of the Board is also the Corporation's President and Chief Executive Officer, the Corporate Governance and Nominating Committee recently considered the appropriateness of appointing a lead director. It concluded that based on the ratio of unrelated directors to related directors, the size of the current Board and each Director's ability to have his concerns addressed, that the Corporation currently has sufficient safeguards in place to operate independently of management without the need to appoint a lead director at this time. In addition, each Committee of the Board is composed entirely of members who are unrelated.

SIGNIFICANT SHAREHOLDER. The TSX Guidelines recommend that if a company has a "significant shareholder", the Board of Directors should, in addition to having a majority of unrelated directors, include a number of directors who do not have interests in, or relationships with, either the company or the significant shareholder and should be constituted to fairly reflect the investment in the company by shareholders other than the significant shareholder. A "significant shareholder" is defined as a shareholder with the ability to exercise a majority of the votes for the election of directors attached to the outstanding shares of the company. The Corporation does not have a significant shareholder (as defined).

SPECIAL BUSINESS

RATIFICATION OF SHAREHOLDER RIGHTS PLAN

At the Meeting, shareholders will be asked to approve, ratify and confirm, with or without variation, the adoption of MDSI's shareholder rights plan (the "Rights Plan"). The terms and conditions of the Rights Plan are set out in the shareholder rights plan agreement (the "Rights Agreement") made as of December 17, 2003 between MDSI and Computershare Trust Company of Canada (the "Rights Agent"), a copy of which has been filed on www.sedar.com. A copy of the Rights Plan will also be provided free of charge to shareholders of the Corporation upon request from Rick Wadsworth, Director of Investor Relations at the Corporation's head office. See "Additional Information".

While the Rights Plan became effective upon the entering into of the Rights Agreement on December 17, 2003, the Rights Plan will terminate if the Rights Agreement is not approved, with or without variation, at the Meeting by a majority of the votes cast by "independent" holders of common shares who vote in respect of approval of the Rights Agreement at the Meeting. In effect, all shareholders will be considered "independent" provided that they are not, at the relevant time, making a takeover bid for MDSI common shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

In adopting the Rights Plan, the Board of Directors considered the appropriateness of establishing a renewal shareholder rights plan and concluded that it was in the best interests of MDSI and its shareholders to adopt such a plan. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS APPROVE THE RIGHTS PLAN RATIFICATION RESOLUTION SET OUT AS APPENDIX "A" TO THIS CIRCULAR.

PURPOSE AND CONTEXT OF THE RIGHTS PLAN

The Rights Plan is intended to, among other things, provide the Board of Directors with sufficient time, in the event of a public takeover bid or tender offer for the Corporation's common shares, to pursue alternatives to enhance shareholder value. These alternatives could include, in appropriate circumstances, competing takeover bids or offers from other interested parties or the advancement of other alternatives to maximize share value through possible corporate reorganizations or other transactions.

The Corporation and At Road, Inc. ("@Road"), by press release dated April 13, 2004, have previously announced the signing of a definitive agreement (the "Combination Agreement") providing for the acquisition of MDSI by @Road by way of court ordered plan of arrangement (the "Transaction"). The Transaction has been approved by the boards of directors of both companies, but is subject to approval by MDSI shareholders, approval of the British Columbia Supreme Court and to other customary closing conditions. The Corporation is currently preparing an information circular for a special meeting of shareholders and optionholders of MDSI, at which shareholders and optionholders will be asked to consider, and if deemed appropriate, to vote in favour of the Transaction. The Corporation intends to schedule this special meeting and to mail this further circular as promptly as is reasonably practicable. The Board of Directors intends to recommend to MDSI shareholders and optionholders that they vote in favour of the Transaction, and has effectively suspended the Rights Plan in respect of the Transaction by extending the "Separation Time" under the Rights Plan (as defined below) to the earlier of the termination of the Combination Agreement or ten days after closing of the Transaction.

In the event that the Transaction closes, MDSI will become an indirect wholly-owned subsidiary of @Road and will cease to be a reporting issuer. Its common shares will be delisted from the TSX and the Rights Plan will be terminated. Nonetheless, it is important for the Corporation to hold this annual and special meeting at this time, both to comply with its requirement to hold its annual meeting within six months of its fiscal year-end and to comply with the requirements of the TSX to seek shareholder confirmation of the Rights Plan within six months of its adoption by the Corporation. In the event that the Transaction does not close, and an alternative transaction is not consummated, the Corporation will remain a listed reporting issuer and it will be important, for the reasons set forth below, for the Rights Plan to remain in force.

The Rights Plan was adopted by MDSI to ensure that any takeover bid made for MDSI common shares would be made to all shareholders and would treat all shareholders equally, and to provide the Board of Directors with sufficient time to consider the bid and to pursue alternatives on behalf of shareholders. MDSI believes that under current laws there may be insufficient time for directors to assess bids fully and to explore and develop alternatives on behalf of shareholders. In Canada, for example, current securities laws provide that a takeover bid need only remain open for 35 days.

BACKGROUND OF THE RIGHTS PLAN

In December, 2003, the Board of Directors, after carrying out certain preliminary investigations and consulting with outside advisors, met to consider and approve the terms of a suitable shareholder rights plan to replace the Corporation's then expiring shareholder rights plan. In their investigations and deliberations, the Special Committee, the Board of Directors and their advisors considered the shareholder rights plans recently adopted by other public corporations in Canada, as well as the experience in rights plans in the context of unsolicited takeover bids. This review led the Board of Directors to the conclusion that:

      (a) shareholder rights plans have been a valuable tool in enabling boards of directors to enhance shareholder value in the face of unsolicited takeover bids;

      (b) shareholder rights plans do not materially discourage the making of takeover bids; and

      (c) any shareholder rights plan must be structured to address the concerns of the shareholders and investment industry commentators on a basis consistent with the valid objectives of a shareholder rights plan.

The Board of Directors believes that the Rights Plan addresses these issues.

SUMMARY DESCRIPTION OF THE RIGHTS PLAN

The following is a summary description of the operation of the Rights Plan. This summary is qualified in its entirety by reference to the text of the Rights Agreement, a copy of which was filed on SEDAR on May 17, 2004 and can be found at www.sedar.com. A copy of the Rights Plan will also be provided free of charge to shareholders of the Corporation upon request from Rick Wadsworth, Director of Investor Relations at the Corporation's head office. Capitalized terms used but not defined below have the meanings ascribed to them in the Rights Agreement.

THE RIGHTS

The Rights were issued pursuant to the Rights Agreement. Each Right entitles the registered holder thereof to purchase from MDSI on the occurrence of certain events, one MDSI common share at the price of CDN $140 per common share, subject to adjustment (the "Exercise Price"). However, if a Flip-in Event (as defined below) occurs, each Right would then entitle the registered holder to receive, upon payment of the Exercise Price, that number of common shares that have a market value at the date of that occurrence equal to twice the Exercise Price. The Rights are not exercisable until the Separation Time (as defined below).

OVERVIEW OF THE RIGHTS PLAN

The Rights Plan utilizes the mechanism of the Permitted Bid to ensure that a person seeking control of MDSI provides both the shareholders and the Board with sufficient time to evaluate the bid. The purpose of the Permitted Bid is to allow a potential bidder to avoid the dilutive features of a Rights Plan by making a bid in conformity with the conditions specified in the Permitted Bid provisions. If a person makes a takeover bid that is a Permitted Bid, the Rights Plan will not affect the transaction in any respect.

The Rights Plan should not deter a person seeking to acquire control of the Corporation if that person is prepared to make a takeover bid pursuant to the Permitted Bid requirements or is prepared to negotiate with the Board of Directors. Otherwise, a person will likely find it impractical to acquire 20% or more of the outstanding common shares because the Rights Plan will substantially dilute the holdings of a person or group that seeks to acquire such an interest other than by means of a Permitted Bid or on terms approved by the Board of Directors. When a person or group or their transferees become an Acquiring Person, the Rights Beneficially Owned by those persons become void, thereby permitting their holdings to be diluted. The possibility of such dilution is intended to encourage such a person to make a Permitted Bid or to seek to negotiate with the Board the terms of an offer which is fair to all shareholders.

The Rights Plan will not prevent shareholders from disposing of their common shares through any takeover bid or tender offer for the Corporation. The Directors will continue to be bound to consider fully and fairly any bona fide takeover bid or offer for the common shares of the Corporation and to discharge that responsibility with a view to the best interests of the Corporation.

TRADING OF RIGHTS

Until the Separation Time (as defined below), the Rights will be evidenced only by the register maintained by the Rights Agent and outstanding share certificates. The Rights Plan provides that, until the Separation Time, the Rights will be transferred with and only with the associated common shares. Until the Separation Time, or earlier termination or expiration of the Rights, each new share certificate issued after the Record Time, upon transfer of existing common shares or the issuance of additional common shares, will display a legend incorporating the terms of the Rights Agreement by reference. As soon as practicable following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the holders of record of common shares as of the close of business at the Separation Time, and thereafter the Rights Certificates alone will evidence the Rights.

ACQUIRING PERSON AND FLIP-IN EVENT

An Acquiring Person is, generally, a person who beneficially owns 20% or more of the outstanding common shares of MDSI. The Rights Agreement provides certain exceptions to that rule, including a person who acquires 20% or more of the outstanding common shares through a Permitted Bid Acquisition, an Exempt Acquisition or in its capacity as Investment Manager, Trust Company, Crown Agency, Statutory Body or Plan Administrator, provided in these latter instances that the person is not making or proposing to make a takeover bid. The term Acquiring Person does not include MDSI or any subsidiary of MDSI. If a person becomes an Acquiring Person (a "Flip-in Event"), each Right will generally convert into the right to purchase from MDSI, upon exercise, a number of common shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price.

SEPARATION TIME

The Separation Time is the close of business on the tenth trading day after the earlier of (i) the "Stock Acquisition Date", which is generally the first date of public announcement of facts indicating that a person has become an Acquiring Person; (ii) the date of commencement of, or first public announcement of the intent of any person (other than MDSI or any subsidiary of MDSI) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid); and
(iii) the date on which a Take-over Bid ceases to be a Permitted Bid or Competing Permitted Bid. In any of the above cases, the Separation Time can be such later time as may from time to time be determined by the Board of Directors. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

PERMITTED BID

A Flip-in Event does not occur if a takeover bid is a Permitted Bid. A Permitted Bid is a Take-over Bid, made by means of a takeover bid circular, which, among other things:

      (a) is made for all common shares to all holders of record of common shares as registered on the books of MDSI (other than the Offeror);

      (b) contains, and the take-up and payment for common shares tendered or deposited is subject to, an irrevocable and unqualified condition that no common shares will be taken up or paid for pursuant to the Take-over Bid:

            (i) prior to the close of business on the 60th day following the date of the Take-over Bid; and

            (ii) unless at such date more than 50% of the then outstanding common shares held by Independent Shareholders have been deposited under the bid and not withdrawn;

      (c) unless the Take-over Bid is withdrawn, common shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for common shares under the bid and that all common shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date; and

      (d) if the condition referred to in clause (b) (ii) is satisfied, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of common shares for a period of not less than 10 business days from the date of such public announcement.

The Rights Plan also provides for a "Competing Permitted Bid", which is a Take-over Bid made while another Permitted Bid is outstanding, that satisfies all of the requirements of a Permitted Bid other than the requirements of clause
(b) (i). The Competing Permitted Bid must expire no earlier than the later of:
(i) the date on which common shares may be taken up under the Permitted Bid which preceded the Competing Permitted Bid; and (ii) 35 days following the date of commencement of the Competing Permitted Bid.

TAKE-OVER BID

A Take-over Bid is defined in the Rights Plan as an offer to acquire common shares or other securities convertible into common shares, where the common shares subject to the offer to acquire, together with the common shares into which the securities subject to the offer to acquire are convertible, and the Offeror's Securities, constitute in the aggregate 20% or more of the outstanding common shares at the date of the offer.

REDEMPTION AND WAIVER

At any time prior to the occurrence of a Flip-in Event, the Board may redeem all, but not part, of the outstanding Rights at a redemption price of $0.0001 per Right, subject to appropriate adjustment in certain events.

The Board may, prior to the occurrence of a Flip-in Event, waive the application of the Flip-in Event provisions to a transaction that would otherwise be subject to those provisions, provided that such Flip-in Event occurs by way of a takeover bid made by means of a takeover bid circular delivered to all shareholders of record. If a waiver is granted, the Board of Directors will have been deemed to have waived the application of the Flip-in Event provisions to all other takeover bids made by takeover bid circular to all holders of record of common shares which are made prior to the expiration of any takeover bid in respect of which a waiver is, or is deemed to have been, granted. The Board may also, with the prior consent of the majority of the then outstanding common shares held by independent shareholders, determine, at any time prior to the occurrence of a Flip-in Event, if such Flip-in Event would occur by reason of an acquisition of common shares otherwise than pursuant to a takeover bid made by means of a takeover bid circular to all shareholders of record, to waive the application of the Flip-in Event provisions to such Flip-in Event. In the event that the Board proposes such a waiver, the Board shall extend the Separation Time to a date subsequent to and not more than ten (10) business days following the meeting of shareholders called to approve such waiver. The Board may also, in respect of any Flip-in Event, waive the application of the Flip-in Event provisions to such Flip-in Event, where the Acquiring Person became such by inadvertence.

AMENDMENTS

MDSI may, from time to time, make amendments to the Rights Agreement which are required in order to correct any clerical or typographical errors or which are required to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, regulations or rules thereunder. MDSI may also, prior to approval of the Rights Plan by the shareholders at the Meeting, supplement or amend the Rights Agreement without the approval of any holders of Rights or common shares to make any changes which the Board of Directors may deem necessary or desirable, provided that no such supplement or amendment shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement, amendment or variance made after the date of approval of the Rights Plan but prior to the Separation Time may only be made with the prior consent of the Independent Shareholders, provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. Any supplement or amendment made on or after the Separation Time may only be made with the prior consent of the holders of Rights, provided that no such supplement, amendment or variance shall be made to the provisions relating to the Rights Agent except with the concurrence of the Rights Agent. In addition, any amendment to the Rights Agreement is subject to the prior written consent of the TSX.

TERM

The Rights Plan became effective on December 17, 2003 and will terminate if not ratified by a resolution passed by a majority of greater than 50 per cent of the votes cast by independent holders of common shares who vote in respect of approval of the Rights Agreement at the Meeting. Unless earlier redeemed by the Board of Directors, the Rights expire at the close of business on December 17, 2008.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Management of the Corporation knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Management Proxy Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Management Proxy Circular to vote the same in accordance with their best judgement of such matters.

GENERAL

All matters referred to herein for approval by the shareholders require a simple majority of the shareholders voting (disinterested, where applicable), in person or by proxy, at the Meeting.

ADDITIONAL INFORMATION

WHERE YOU CAN FIND INFORMATION

MDSI is subject to the disclosure requirements of the 1934 Act and in accordance therewith files reports, statements and other information with the SEC. The reports, statements and other information filed by MDSI with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1300, 450 Fifth Street, N.W., Washington, D.C. 20549. MDSI public filings in the United States are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov. You may also inspect and copy MDSI's public filings at the offices of NASDAQ at Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

MDSI is also subject to the continuous disclosure requirements of Canadian securities legislation and the TSX. The former type of material can be requested from Micromedia, 20 Victoria Street, Toronto, Ontario M5C 2N8 while the latter type of material can be inspected at the offices of the TSX, 3rd Floor, 2 First Canadian Place, 130 King Street West, Toronto, Ontario M5X 1J2. Generally, such information is also available on the Internet World Wide Web site maintained by the Canadian Depository for Securities Limited at www.sedar.com.

AVAILABILITY OF MDSI'S DOCUMENTS ON THE INTERNET

Documents filed by MDSI pursuant to the continuous disclosure requirements described above are also publicly available free of charge on the Internet and may be accessed as follows:

A.    on MDSI's Internet World Wide Web site at "www.mdsi.ca";

B. for documents relating to MDSI filed with the Canadian securities regulatory authorities, you may also go to "www.sedar.com", "Company Profiles", then click on the letter "M" in the "Public Companies" category, then select "MDSI Mobile Data Solutions Inc."; and

C. for documents relating to MDSI filed with the SEC, you may also go to "www.sec.gov", then, under the sub-heading "Filings and Forms (EDGAR)", click on "Search for Company Filings". Under the sub-heading "General Purpose Searches", click on "Companies & Other Filers", then in the search box called "Company Name", type (without quotes) "MDSI" and hit "Enter".

PAPER COPY AVAILABILITY

If you (a) are unable to access MDSI's documents on the Internet at the Internet addresses specified above, or (b) would like an identical paper version of any of MDSI's documents for any reason whatsoever, including any of the following documents:

(a) the latest annual information form of the Corporation, together with any document, or the pertinent pages of any document, incorporated therein by reference, filed with the applicable regulatory authorities;

(b) the comparative financial statements of the Corporation for its most recently completed financial year in respect of which financial statements have been issued together with the accompanying report of the auditor and any interim financial statements of the Corporation, filed with the applicable regulatory authorities subsequent to the filing of the annual financial statements;

(c) the management proxy circular of the Corporation in respect of its most recent annual meeting of shareholders that involved the election of Directors, filed with the applicable regulatory authorities; and

(d) the Rights Agreement described in this Circular and filed with the applicable regulatory authorities;

please contact Rick Wadsworth, Director of Investor Relations at the Corporation's head office at 10271 Shellbridge Way, Richmond, British Columbia, V6X 2W8; or by telephone at 519-729-7998, by facsimile at 519-880-0173, or by e-mail at ir@mdsi.ca, at any time prior to the date of the Meeting, and a copy of any of MDSI's publicly filed documents referred to above will be provided to you upon request without charge by e-mail, pre-paid mail or pre-paid overnight courier, at your option and where practical. MDSI will pay all mailing and shipping costs associated with such a request.

SHAREHOLDER PROPOSALS

ANY SHAREHOLDER WHO INTENDS TO PRESENT A PROPOSAL AT THE CORPORATION'S 2005 ANNUAL MEETING OF SHAREHOLDERS MUST SEND THE PROPOSAL TO THE CORPORATION'S CORPORATE SECRETARY AT THE ABOVE ADDRESS. IN ORDER FOR THE PROPOSAL TO BE INCLUDED IN THE CORPORATION'S PROXY MATERIALS SENT TO THE SHAREHOLDERS, IT MUST BE RECEIVED BY THE CORPORATION NO LATER THAN FEBRUARY 17, 2005 AND MUST COMPLY WITH THE REQUIREMENTS OF SECTION 137 OF THE CBCA. THE CORPORATION IS NOT OBLIGATED TO INCLUDE ANY SHAREHOLDER PROPOSAL IN ITS PROXY MATERIALS FOR THE 2005 ANNUAL MEETING IF THE PROPOSAL IS RECEIVED AFTER THE FEBRUARY 17, 2005 DEADLINE.

DIRECTORS' APPROVAL

The contents and sending of this Management Proxy Circular have been approved by the Directors of the Corporation.

DATED at Richmond, British Columbia, this 17th day of May, 2004.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             /s/ Erik Dysthe
                             ---------------
                             Erik Dysthe
                             Chairman, President and Chief Executive Officer

                                  APPENDIX "A"

                             RIGHTS PLAN RATIFICATION RESOLUTION

BE IT RESOLVED THAT:

1. A Shareholder Rights Plan upon the terms and conditions set forth in the Shareholder Rights Plan Agreement (the "Agreement") dated as of December 17, 2003 between MDSI Mobile Data Solutions Inc. (the "Corporation") and Computershare Trust Company of Canada, as Rights Agent, as the same may be amended prior to the date of the 2004 Annual and Special Meeting of Shareholders, is hereby approved, ratified and confirmed; and

2. Any director or officer of the Corporation be and is hereby authorized to execute and deliver in the name of and on behalf of the Corporation all such certificates, instruments, agreements, notices and other documents and to do all such other acts and things as in the opinion of such person may be necessary or desirable in connection with the Agreement and the performance by the Corporation of its obligations thereunder.